Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated June 30, 2021 relating to the consolidated financial statements of AutoLotto, Inc. included in the Proxy Statement/Prospectus of Trident Acquisitions Corp., which is part of this Registration Statement on Form S-4. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ArmaninoLLP

Bellevue, Washington
July 6, 2021